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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated December 21, 2009 on the financial statements of the RiverSource Partners International Select Growth Fund, RiverSource Partners International Select Value Fund, and RiverSource Partners International Small Cap Fund of the RiverSource International Managers Series, Inc. included in the Annual Reports for the period ended October 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 21 to the Registration Statement (Form N-1A, No. 333-64010) of the RiverSource International Managers Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
December 24, 2009